EXHIBIT 21

NAME OF SUBSIDIARY                                      STATE OF INCORPORATION
------------------                                      ----------------------
Specialty Device Installers, Inc.                       Florida
The Guardian Security Group, Inc.                       Florida
Mutual Central Alarm Services, Inc. (1)                 New York
Gator Telecom, Inc. (2)                                 Florida

(1) Acquired pursuant to a Stock Purchase Agreement effective as of February 1, 1998
(2) Acquired pursuant to an Asset Purchase Agreement effective March 9, 1998